Exhibit 99.2

Company / Investor Contact: Marge Boccuti Manager, Investor Relations 610-832-7702 marge.boccuti@bdnreit.com

Brandywine Realty Trust Announces Successful Completion of Tender Offer for

Any and All of its Outstanding 5.40% Guaranteed Notes due 2014 and

Any and All of its Outstanding 7.50% Guaranteed Notes due 2015

Adjusts Guidance for Full Year 2014

RADNOR, PA, September 16, 2014 — Brandywine Realty Trust (NYSE: BDN) (the “Company”) announced today the completion of the previously announced cash tender offer (the “Tender Offer”) by its operating partnership, Brandywine Operating Partnership, LP (the “Operating Partnership”), for any and all of its outstanding 5.40% Guaranteed Notes due November 1, 2014 (the “2014 Notes”) and 7.50% Guaranteed Notes due May 15, 2015 (the “2015 Notes”) (the 2014 Notes and 2015 Notes, collectively, the “Notes”). The Tender Offer expired at 11:59 p.m., New York City time, on Monday, September 15, 2014. As of the expiration of the Tender Offer, $75.1 million or 34.3% of the $218,549,000 aggregate principal amount of the 2014 Notes and $42.7 million or 27.1% of the $157,625,000 aggregate principal amount of the 2015 Notes had been validly tendered and not withdrawn in the Tender Offer. The Operating Partnership accepted for purchase all of the Notes validly tendered (and not validly withdrawn) in the Tender Offer. Payment for the Notes purchased pursuant to the Tender Offer was made on September 16, 2014 (the “Payment Date”).

The consideration paid under the Tender Offer was $1,006.42 per $1,000 principal amount of 2014 Notes and $1,044.18 per $1,000 principal amount of 2015 Notes, plus, in each case, accrued and unpaid interest to, but not including, the Payment Date. The total Tender Offer consideration of $122.7 million including accrued and unpaid interest was funded from a portion of the net proceeds from the Operating Partnership’s recently completed issuance of its 4.10% Guaranteed Notes due 2024 and 4.55% Guaranteed Notes due 2029.

As a result of the Tender Offer, the Operating Partnership has retired approximately 34.3% of the outstanding amount of the 2014 Notes and approximately 27.1% of the outstanding amount of the 2015 Notes.

The Tender Offer was made pursuant to the Operating Partnership’s Offer to Purchase dated September 8, 2014 and the related Letter of Transmittal. Wells Fargo Securities, LLC acted as Dealer Manager for the Tender Offer. This press release is neither an offer to purchase nor a solicitation to buy any of the Notes nor is it a solicitation for acceptance of the Tender Offer.

The Operating Partnership intends to redeem all of the 2014 Notes and 2015 Notes that have not been tendered in the Tender Offer and the anticipated redemption date will be October 16, 2014.

Updating 2014 FFO Guidance

Based on current plans and assumptions and subject to the risks and uncertainties more fully described in our Securities and Exchange Commission filings, we are updating our previously issued 2014 guidance to reflect the following:

•	As previously announced, the August 1, 2014 offering of 21,850,000 common shares results in an increase to our fully-diluted share count from 160.2 million to 169.4 million. For the twelve months ended December 31, 2014, the increase to the fully-diluted share count will dilute earnings by $0.08 per share.

•	In connection with (i) the Tender Offer and the anticipated make-whole of the Notes, (ii) anticipated repayment of our three-year unsecured term loan which had a February 1, 2015 maturity date and an outstanding principal balance of $150.0 million and our four-year unsecured term loan, which had a February 1, 2016 maturity date and an outstanding principal balance of $100.0 million, (iii) additional interest expense prior to the October 16, 2014 make-whole date, (iv) the termination of a related interest rate hedge and (v) the write-off of related unamortized deferred costs, the Company will have an estimated charge to earnings totaling approximately $10.1 million, or $0.06 per share, of which $4.2 million will be charged to the third quarter and $5.9 million will be charged to the fourth quarter.

555 East Lancaster Avenue, Suite 100, Radnor, PA 19087	Phone: (610) 325-5600 • Fax: (610) 325-5622

As previously discussed, our existing 2014 guidance did not assume any equity issuances, including any share issuances under our ATM program or other capital markets activity. Based on the transactions noted above, the Company’s funds from operations (“FFO”) will now be in a range of $1.29 to $1.34 per diluted share versus the prior range of $1.43 to $1.48 per diluted share including the effect of impairment charges in both cases. This guidance is provided for informational purposes and is subject to change. The following is a reconciliation of the calculation of 2014 FFO and earnings per diluted share:

Guidance for 2014	Range or Value
Loss per diluted share allocated to common shareholders	$(0.12)	to	$(0.07)
Plus: real estate depreciation and amortization	1.41		1.41

FFO per diluted share	$1.29	to	$1.34

Our 2014 earnings and FFO per diluted share each reflect $0.075 per diluted share of non-cash income attributable to the fourth of five annual recognitions of 20% of the net benefit of the rehabilitation tax credit financing on the 30th Street Post Office. Other key assumptions that remain unchanged from previous guidance include:

•	Occupancy improving to a range of 91 – 92% by year-end 2014 with 93 – 94% leased;

•	6.0% – 8.0% GAAP increase in overall lease rates with a resulting 3.0% – 5.0% increase in 2014 same store GAAP NOI; and

•	$150.0 million of net sales activity at an 8.5% capitalization rate weighted to the second half of 2014 and no acquisition activity.

About Brandywine Realty Trust

Brandywine Realty Trust is one of the largest, publicly traded, full-service, integrated real estate companies in the United States. Organized as a real estate investment trust and operating in select markets, Brandywine owns, leases and manages an urban, town center and suburban office portfolio comprising 284 properties and 33.7 million square feet as of June 30, 2014.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of the Operating Partnership its affiliates or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors relate to, among others, the Operating Partnership’s ability to lease vacant space and to renew or relet space under expiring leases at expected levels, the potential loss of major tenants, interest rate levels, the availability and terms of debt and equity financing, competition with other real estate companies for tenants and acquisitions, risks of real estate acquisitions, dispositions and developments, including cost overruns and construction delays, unanticipated operating costs and the effects of general and local economic and real estate conditions. Additional information or factors which could impact the Operating Partnership and the forward-looking statements contained herein are included in the Operating Partnership’s filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2013. Neither Brandywine Realty Trust nor the Operating Partnership assumes any obligation to update or supplement forward-looking statements that become untrue because of subsequent events, except to the extent otherwise required by law.

555 East Lancaster Avenue, Suite 100, Radnor, PA 19087	Phone: (610) 325-5600 • Fax: (610) 325-5622